Exhibit 10.5

TRUST UNDER

THE TJX COMPANIES, INC. EXECUTIVE SAVINGS PLAN

This AGREEMENT, made as of the 23rd day of October, 2015, which is a restatement of the existing Trust Agreement between The TJX Companies, Inc. (“Company”) and Wells Fargo Bank, N.A., and its successors, dated January 1, 2005, by and between the Company and Vanguard Fiduciary Trust Company, a trust company incorporated under Chapter 10 of the Pennsylvania Banking Code (“Trustee”):

W I T N E S S E T H:

WHEREAS, Company has adopted The TJX Companies, Inc. Executive Savings Plan (as amended and in effect from time to time, the “Plan”);

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

WHEREAS, Company has established a trust (hereinafter called “Trust”) and wishes to replace the prior trustee with the Trustee as successor Trustee and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1. Establishment of Trust.

(a) The Company hereby deposits funds with the Trustee in trust and shall from time to time deposit amounts with Trustee in trust which shall become the principal of the Trust, along with assets transferred from the prior trustee, all to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust hereby established is revocable by Company. The Trust shall become irrevocable upon a Change of Control, as defined in the Plan, as to all amounts held in Trust as of the Change of Control and all amounts contributed in Trust thereafter, and earnings on such amounts. The Trustee shall have no duty to inquire whether a Change of Control has occurred and may in all events rely on the Company to provide notice thereof. The Company shall notify the Trustee in writing as soon as practicable upon the occurrence of a Change of Control. Prior to a Change of Control the Trust may be revoked by Company at any time by a writing delivered to the Trustee. Upon such revocation, all amounts held in the Trust shall be paid to Company, or to a third party at the direction of Company.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon, which are not returned to Company in accordance with Sections 1, 2 and 4 hereof or used to defray the expenses of the Trust in accordance with Sections 8 and 9 hereof, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of “insolvency,” as defined in Section 3(a) herein.

(e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

SECTION 2. Payments to Plan Participants and Their Beneficiaries.

(a) Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the timely reporting and withholding of any federal or state taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company. Trustee shall indemnify and hold harmless TJX Indemnified Parties (defined below) from any and all liability to which the TJX Indemnified Parties may become subject due to the Trustee’s failure to properly withhold and/or remit amounts due for payments made by Trustee to Plan participants and their beneficiaries or Trustee’s failure to pay benefits to Plan participants and their beneficiaries to the extent the Trustee has not been notified that the Company will make such payments in accordance with Section 2(c) below.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan, and the Trustee shall reimburse Company for such payments upon presentation of appropriate documentation to Trustee as permitted under Section 4(d). Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

SECTION 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of Company (or if the Chief Executive Officer shall have delegated the responsibility to the Chief Financial Officer of the Company, the Chief Financial Officer) shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time Trustee has determined that Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4) Trustee shall resume the payment of benefits to Plan participants or beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to subsection 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4. Payments to Company.

(a) Except as provided in Section 3 hereof and Sections 4(b), 4(c), and 4(d) below, or unless the entire Trust is revoked, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and beneficiaries pursuant to the terms of the Plan.

(b) In the event there are any forfeitures that are not payable to any Plan participants or beneficiaries, including but not limited to forfeitures that result from a Plan participant’s failure to meet the Plan’s vesting schedule upon termination of employment (“Qualified Forfeitures”), and the total dollar value of the Trust’s assets exceed the total dollar value of the Plan benefits payable to all Plan participants and beneficiaries as reflected on the Plan’s participant account recordkeeping system on any business day (“Excess Assets”), the dollar value of the Qualified Forfeitures on the determination date (which must be a business day) that are also Excess Assets on the same determination date shall be considered Excess Qualified Forfeitures. Company shall have the right to direct Trustee to return these Excess Qualified Forfeitures to Company. Company must provide such direction to Trustee in writing and Trustee may require that Company provide at least 15 days advance written notice.

(c) In the event Company makes payments to satisfy any applicable federal, state and local income tax withholding and/or federal payroll withholding requirements related to benefits provided in the Plan, Company may request reimbursement for such payments from the Trust by submitting a written request, in a form and manner acceptable to the Trustee.

(d) In the event Company chooses to make payment of benefits directly to Plan participants or beneficiaries as permitted under Section 2(c), Company may request reimbursement from the Trust by submitting a written request, in a form and manner acceptable to the Trustee, which may include, but not be limited to, a statement that payments have been made to the Plan participants or beneficiaries and an indemnification of Trustee solely related to the making of such payments back to Company in accordance with its written request.

SECTION 5. Investment Authority.

In the administration of the Trust, Trustee shall have the following powers; however, all powers regarding the investment of the Trust shall be executed solely pursuant to written direction of Company or its delegated agent, provided that prior to issuing any such directions, Company shall certify to Trustee the person(s) at Company or its agent who have the authority to issue such directions:

(a) To hold assets of any kind, subject to Trustee acceptance, (other than securities or obligations of the Company or any affiliate of the Company), including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

(b) To sell, exchange, assign, transfer, and convey any security held in the Trust, at public or private sale, at such time and price and upon such terms and conditions as directed by Company;

(c) To invest and reinvest assets of the Trust (including accumulated income) as directed by Company, including among the regulated investment companies which have been previously designated as investment fund alternatives by the Company (the “Investment Funds”), provided that the Company has notified the Trustee in writing of the selection of the Investment Funds and any changes thereto, or to the extent that such investment directions are not received from Company for all or a portion of the Trust, in the Trustee’s discretion among any of the Investment Funds;

(d) To vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust, as directed by Company;

(e) To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust, as directed by Company;

(f) To sell or exercise any “rights” issued on any securities held in the Trust, as directed by Company;

(g) To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

(h) To make such distributions in accordance with the provisions of this Trust Agreement;

(i) To hold a portion of the Trust in cash for the ordinary administration and for the disbursement of funds; and

(j) To invest in deposit products of a bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed by Company.

In no event, however, shall assets held in the Trust be invested in securities or obligations issued by the Company or any affiliate of the Company (other than a de minimis amount held in common investment vehicles in which Trustee invests).

Without limiting the foregoing, the parties hereto acknowledge that in order to provide for an accumulation of assets comparable to the contractual liabilities of the Company under the Plan, the Company may direct the Trustee to invest the assets held in the Trust to correspond to the notional investments made for Plan participants and their beneficiaries, and that to the extent specified by the Company, and subject to a change by the Company in or revocation by the Company of such specifications and directions at any time, the Trustee shall accomplish such conforming investments by following “deemed investment directions” communicated to the Trustee by Plan participants as hereinafter provided. Any such deemed investment direction by Plan participants shall be transmitted directly by the Plan participants to The Vanguard Group, Inc. (“VGI”), the recordkeeper of the Plan, via the web, in writing or by telephone in accordance with rules and procedures that are established by VGI and communicated to and approved by Company, and VGI shall transmit such deemed investment direction to the Trustee.

SECTION 6. Disposition of Income.

During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7. Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. All such books and records shall be open to inspection and audit at all reasonable times by the Company. Within one hundred and twenty (120) days following the close of each calendar year and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 8. Responsibility of Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(d) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy.

(e) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(f) The Company shall indemnify and save harmless the Trustee and its affiliates, and their respective officers, directors, employees, agents, successors, permitted assigns and shareholders (each, a “Trustee Indemnified Person”) from, against, for and in respect of any and all claims, demands, losses, damages or judgments, including without limitation, reasonable attorney’s fees and other costs of litigation (collectively, “Losses”) incurred by or imposed on such Trustee Indemnified Person which result solely and directly from Trustee’s actions taken in accordance with the terms of this Agreement, provided that Company does not hereby indemnify or save harmless any Trustee Indemnified Person against, and shall have no duty to provide indemnification hereunder, with respect to any Excluded Losses. “Excluded Losses” shall mean any Losses arising out of or resulting from Trustee’s (including affiliates or third parties engaged by Trustee) fraud, negligence, lack of good faith or willful misconduct in performing its duties under this Agreement or Trustee’s (including affiliates or third parties engaged by Trustee) material breach of this Agreement in performing Trustee’s responsibilities under this Agreement.

(g) The Trustee shall indemnify and save harmless the Plan and its fiduciaries, Company and its affiliates, and each of their respective officers, directors, employees, agents, delegates, successors, permitted assigns and shareholders (collectively, “TJX Indemnified Persons”) from, against, for and in respect of any and all Losses incurred by or imposed on such TJX Indemnified Persons to the extent arising out of or resulting from Excluded Losses, provided that Trustee shall be given the opportunity to participate in the defense of any claim at its own cost and expense and shall have the right to be consulted with respect to any negotiated settlement of such claim and to disapprove any negotiated settlement. If Trustee disapproves any negotiated settlement, it is understood that such disapproval shall not affect in any way Trustee’s obligations under this Section 8(g).

SECTION 9. Compensation and Expenses of Trustee.

Company shall pay all reasonable administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

SECTION 10. Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company, which shall be effective forty-five (45) days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company at any time prior to a Change of Control on thirty (30) days notice or upon shorter notice accepted by Trustee.

(c) Upon resignation or removal of Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11. Appointment of Successor.

(a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor trustee to evidence the transfer.

SECTION 12. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company; provided, that following a Change of Control the provisions of this Section 12 may not be amended. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans, unless sooner revoked in accordance with subsection 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

SECTION 13. Miscellaneous.

(a) For purposes of this Trust Agreement, “Company” shall include, to the extent applicable, such committees, officers and other agents as the Company, acting by its Board of Directors or a committee thereof, or by delegation from such Board or committee, may from time to time authorize to act with respect to the Plan, when such committees, officers or other agents are acting within the scope of any such authorization or delegation, to the extent of such authorization or delegation. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 14. Effective Date.

The effective date of this Trust Agreement shall be as first above written.

IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.

THE TJX COMPANIES, INC.

By:	/s/ Mary B. Reynolds
Mary B. Reynolds
Title:	Senior Vice President, Treasurer, The TJX Companies, Inc.

Authorized Representative of The TJX Companies, Inc. ERISA Committee

VANGUARD FIDUCIARY TRUST COMPANY

By:	/s/ Rosemary DiGiandomenico
Title:	Principal